Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS

•                  Fifth consecutive quarter of record sales at Synergy WorldWide, driven by South Korea, Japan and a return to growth in Europe

•                  NSP United States and NSP Canada show net sales growth for the first time since second quarter 2013 and first quarter of 2012, respectively

•                  NSP Russia, Central and Eastern Europe sales continue to be depressed

•                  Experienced management team in place for China market entry

•                  Charges of $4.1 million during the quarter for NSP Venezuela, including $1.2 million due to devaluation of the Venezuelan bolivar and $2.9 million due to the impairment of NSP Venezuela’s fixed assets related to the Company’s decision to exit the market

•                  Board of Directors approved a $0.10 per share quarterly dividend

LEHI, Utah, November 5, 2014 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading natural health and wellness company engaged in the manufacture and direct selling of nutritional and personal care products, today reported its financial results for the third quarter ended September 30, 2014 and declared a quarterly cash dividend of $0.10 per share.

“The third quarter reflected continued positive momentum in several key areas of our business which was offset by continued declines our NSP Russia, Central and Eastern Europe business,” commented Gregory L. Probert, Chairman and Chief Executive Officer.  “Importantly, Synergy posted its fifth consecutive record setting sales quarter driven by strength in South Korea, Japan, and a return to growth in Europe.  Strong distributor leadership in these key markets combined with sustained momentum since last year’s global summit and launch of the SLMsmart weight management program continue to be strong contributors of growth. Sales in NSP North America have begun to improve with NSP United States and NSP Canada posting net sales growth for the first time since the second quarter of 2013 and the first quarter of 2012, respectively. We remain cautiously optimistic about the future of this core market as our new products and sales programs continue to gain traction. We are confident in our ability to leverage science-based innovation to address mega-trend health problems and drive distributor adoption, leadership and engagement. In that respect, we are thrilled to have added four professionals during the quarter to our Medical and Scientific Advisory Board. These key individuals will further support our global organization in educating and training distributors, assisting with product development, conducting extensive research and clinical studies and speaking at various company events.”

Mr. Probert continued, “We are moving ahead with our multi-brand, multi-channel go-to-market strategy in China with several key new hires including the appointment of Paul Noack as our new President of China and New Markets and two new Managing Directors of NSP China and Synergy China products.  Paul and the new Managing Directors all have prior leadership experience in the Chinese consumer products market. We are pleased with the progress made to-date in the regulatory approvals process, and are very excited to enter China as quickly as possible with our partner Fosun Pharma.”

Mr. Probert concluded, “We are also pleased to have paid a special cash dividend of $1.50 per share in September following the closing of the private placement and joint venture with Fosun Pharma and to announce a new share repurchase program of $20 million. We continue to operate from a position of financial strength and have ample liquidity to continue executing our growth strategies to create long-term shareholder value. Our regular dividend and ongoing share repurchase program reflect our continued commitment to return value to our shareholders.”

For the Third Quarter of 2014:

•                  Net sales revenue increased 2.6 percent to $94.9 million, compared to $92.5 million in the third quarter of 2013. In local currencies, net sales revenue increased by 3.2 percent.

•                  Selling, general and administrative expenses increased 18.8 percent to $33.5 million, compared with $28.2 million in the third quarter of 2013. The increase was primarily related to a $2.9 million impairment charge incurred in connection with the currency devaluation for the Company’s Venezuelan fixed assets, $0.8 million in one-time restructuring costs in certain markets, $0.6 million of increased health insurance and other benefit costs, and $0.4 million in start-up costs for the China joint venture.

•                  Operating income decreased 60.9 percent to $2.6 million, compared to $6.7 million in the third quarter of 2013. The decrease was primarily due to the increase in one-time selling, general and administrative expenses noted above. Excluding the Venezuela fixed assets impairment charge of $2.9 million, pro forma operating income would have been $5.6 million, compared with $6.7 million in the same quarter a year ago, a decrease of 17.0 percent.

•                  Adjusted EBITDA, defined here as net income before taxes, depreciation, amortization and other income adjusted to exclude share-based compensation expense and Venezuela related impairment charges, decreased 9.6 percent to $7.7 million, compared to $8.5 million in the third quarter of 2013.

•                  Net income was $1.0 million, or $0.06 per diluted common share, compared to $4.9 million, or $0.29 per diluted common share in the third quarter of 2013. Excluding the Venezuela fixed assets impairment charge of $2.9 million and Venezuela foreign exchange losses of $1.2 million, pro forma net income would have been $5.2 million, or $0.29 per diluted common share.

•                  The Company has decided to exit the Venezuelan market due to the difficulties and uncertainties related to import controls, difficulties associated with repatriating cash and high inflation. As a result, the Company expects to incur additional exit costs of $0.6 million to $0.8 million in the fourth quarter of 2014. During the three and nine months ended September 30, 2014, the Company’s Venezuelan’s subsidiary’s net sales revenue represented approximately 1.5 and 1.8 percent of consolidated net sales, respectively.

•                  Cash and cash equivalents as of September 30, 2014, were $70.5 million, compared to $77.2 million as of December 31, 2013.

•                  Shareholders’ equity as of September 30, 2014, was $136.6 million, compared to $105.3 million as of December 31, 2013.

•                  Active Managers worldwide were 16,100 and active Distributors and customers worldwide were 299,300 as of September 30, 2014, compared to 16,900 and 324,900, respectively, in the third quarter of 2013.

NSP Americas, Asia Pacific and Europe Results for the Third Quarter of 2014:

•                  Net sales revenue decreased 4.3 percent to $48.4 million, compared to $50.6 million in the third quarter of 2013. In local currencies, net sales revenue decreased by 1.6 percent compared to the third quarter of 2013. The decrease was primarily driven by net sales declines in Japan of $0.8 million (due to the consolidation of NSP and Synergy Japan businesses), $0.6 million in Venezuela (due to currency devaluation) and $1.2 million in the United Kingdom (due to the transition to an export market).

•                  The NSP United States market recorded its first quarter of growth since the second quarter of 2013. In the third quarter, we continued to see our new sales programs gain traction. We have seen increased adoption of the IN.FORM transformational health program, focused on weight management; the building of a daily Habit of Health; and our retail sales tools. We are following the same strategy in our NSP Canada market, which recorded its first local currency net sales growth since the first quarter of 2012.

•                  Contribution margin, defined as net sales revenue less cost of sales and volume incentive expense, decreased 0.3 percent to $19.9 million, compared to $20.0 million in the third quarter of 2013, primarily reflecting lower net sales revenue.

•                  Active Managers within the segment were approximately 7,700 and active Distributors and customers within the segment were approximately 141,800 as of September 30, 2014, as compared to 8,500 and 153,200, respectively, as of September 30, 2013. Managers were down 9.4 percent, and Distributors and customers were down 7.4 percent compared to the prior year quarter.  Excluding Japan, where NSP Managers and Distributors have joined Synergy Worldwide, and the United Kingdom, Managers were down 1.5 percent, and active Distributors and customers were down 4.1 percent, compared to the prior year quarter.

NSP Russia, Central and Eastern Europe Results for the Third Quarter of 2014:

•                  Net sales revenue decreased 19.4 percent to $11.8 million, compared to $14.6 million in the third quarter of 2013. Net sales in Ukraine continue to be the most heavily affected by the escalation of political unrest, although other markets across the region were also adversely affected. In conjunction with the political unrest, the weakness of the Ukrainian hryvnia and the Russian ruble have contributed to lower revenues as the Company’s products in the region are priced in U.S. dollars and therefore become more expensive when the local currency declines in value.

•                  The Company must caution that near-term sales in NSP Russia, Central and Eastern Europe will undoubtedly continue to be impacted by the political unrest in Ukraine and Russia, possible sanctions in Russia and the impact of currency devaluation. Net sales revenue decreased 8.5 percent to $11.8 million, compared to $12.8 million in the second quarter of 2014. However, despite the net sales decrease from the second quarter to the third quarter of 2014, the Company began to see signs of stabilization in this market towards the end of the third quarter of 2014.

•                  Contribution margin decreased 22.6 percent to $4.2 million, compared to $5.4 million in the third quarter of 2013, primarily due to lower net sales revenue.

•                  Active Managers within the segment were approximately 4,400 and active Distributors and customers within the segment were approximately 99,500 as of September 30, 2014, as compared to 5,200 and 119,400, respectively, as of September 30, 2013. Managers were down 15.4 percent, and Distributors and customers were down 16.7 percent compared to the prior year quarter.

Synergy WorldWide Results for the Third Quarter of 2014:

•                  Net sales revenue increased 27.1 percent to $34.7 million, compared to $27.3 million in the third quarter of 2013. This marks the fifth consecutive record-setting sales quarter for Synergy. In local currencies, net sales revenue increased by 24.1 percent compared to the third quarter of 2013, driven by increased sales in South Korea, Japan, and Europe, partially offset by declines in North America. The increase in net sales revenue is primarily a result of re-engaged leadership, strong execution, and momentum stemming from Synergy’s global summit and the launch of Synergy’s SLMsmart weight-management program in Asia Pacific. The quarterly increase in local currency net sales in Europe was our first since the fourth quarter of 2013.

•                  A key component of growth in South Korea was continued adoption of the SLMsmart weight management program.  As a result, Synergy’s weight management product category has grown from $1.5 million to $2.6 million, or from 5.6 percent to 7.4 percent of net sales.

•                  Contribution margin increased 26.4 percent to $12.0 million, compared to $9.5 million in the third quarter of 2013, primarily as a result of increased net sales revenue.

•                  Active Managers within the segment were approximately 4,000 and active Distributors and customers within the segment were approximately 58,000 as of September 30, 2014, as compared to 3,200 and 52,300, respectively, as of September 30, 2013.  Managers were up 25.0 percent, while Distributors and customers were up 10.9 percent compared to the prior year quarter.

Strategic Alliance with Fosun Pharma

On August 25, 2014, Nature’s Sunshine and Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (“Fosun Pharma”), closed a transaction pursuant to which, the parties entered into a joint venture for operations in the People’s Republic of China (“China”) that is owned 80 percent by Nature’s Sunshine and 20 percent by a wholly-owned subsidiary of Fosun Pharma, and completed a concurrent investment by Fosun Pharma of $46.2 million in Nature’s Sunshine common stock issued pursuant to a private placement transaction. Nature’s Sunshine used the net proceeds of the private placement transaction to fund its 80 percent share of the initial $20.0 million capitalization of the China joint venture, or $16.0 million, and to pay its shareholders a cash dividend of $1.50 per share, or $28.5 million.  The Company will consolidate the joint venture in its consolidated financial statements, with Fosun Pharma’s interest presented as a noncontrolling interest.

The joint venture, known as Nature’s Sunshine Hong Kong Limited, expects to market and distribute Nature’s Sunshine products in China.  Nature’s Sunshine Hong Kong Limited currently anticipates deploying a multi-brand, multi-channel go-to-market strategy that will offer select Nature’s Sunshine-branded products through certain of Fosun Pharma’s existing retail locations across China, and select Synergy-branded products through a direct selling model.  The time to market will be dependent upon regulatory processes including product registration, permit and license approvals.

Pursuant to a concurrent private placement transaction, Nature’s Sunshine issued 2.9 million shares of unregistered common stock to Fosun Pharma at a price of $16.19 per share, representing aggregate proceeds to Nature’s Sunshine of $46.2 million. The purchase price represented a 10 percent premium to Nature’s Sunshine’s average stock price over the trailing 30 business day period as of June 26, 2014.  As a result of the private placement transaction, Fosun Pharma owns approximately 15% of Nature’s Sunshine outstanding common shares, with respect to which the Company has granted Fosun Pharma certain registration rights.  In addition, Nature’s Sunshine appointed one director designated by Fosun Pharma to its Board of Directors.

Effective Income Tax Rate

The effective income tax rate for the third quarter of 2014 was 26.5 percent, compared to 24.7 percent in the third quarter of 2013.  The current quarter’s effective tax rate was below the U.S. federal statutory tax rate of 35.0 percent, which was primarily attributed to a decrease in tax liabilities associated with uncertain tax positions.

Quarterly Cash Dividend and Ongoing Share Repurchase Program

The Company’s Board of Directors approved a quarterly cash dividend of $0.10 per share, payable on December 1, 2014, to shareholders of record as of the close of business on November 20, 2014.

On August 8, 2013, the Board of Directors authorized a $10 million share repurchase program to be implemented over two years.  Such purchases may be made in the open market, through block trades, in privately negotiated transactions or otherwise.  The timing and amount of any shares repurchased will be determined based on the Company’s evaluation of market conditions and other factors and the program may be discontinued or suspended at any time.

At September 30, 2014, the remaining balance available for repurchases under the program was $4.7 million. Subsequent to the completion of the original share repurchase program of $10 million, the Company’s Board of Directors has authorized the implementation of an additional $20 million share repurchase program. To enhance the Company’s ability to repurchase shares, the Company established a trading plan under Rule 10b5-1 under the Securities Exchange Act of 1934. A plan under Rule 10b5-1 allows the Company to repurchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. Repurchases are subject to Securities and Exchange Commission regulations as well as certain price, market volume and timing constraints specified in the agreement.

The quarterly dividend, in addition to the special dividends that have been announced in August 2013 and in June 2014, and the on-going share repurchase program, is enabled by the Company’s strong cash flow, healthy cash balance (enhanced by intercompany dividends), and the Board’s commitment to return capital to shareholders and confidence in the Company’s long-term growth prospects.

Non-GAAP Financial Measures

The Company has included information which has not been prepared in accordance with generally accepted accounting principles (GAAP), such as information concerning Adjusted EBITDA because management utilizes this information in the evaluation of its operations and believes that these measures are a useful indicator of the Company’s ability to fund its business. These non-GAAP financial measures should not be considered as an alternative to, or more meaningful than, U.S. GAAP net income as an indicator of the Company’s operating performance.  Moreover, these non-GAAP financial measures, as presented by the Company, may not be comparable to similarly titled measures reported by other companies. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of Nature’s Sunshine Products’ performance in relation to other companies. The Company has included a reconciliation of these non-GAAP measures to reported earnings under GAAP in the attached financial tables.

Conference Call

Nature’s Sunshine Products will host a conference call to discuss its third quarter 2014 results on November 5, 2014 at 5:30 PM Eastern Time.  The toll-free dial-in number for callers in the U.S. and Canada is 1-877-407-0789, conference ID: 13593968.  International callers can dial 1-201-689-8562, conference ID: 13593968.  A replay will be available from November 5, 2014 at 8:30 PM Eastern Time through November 19, 2014 at 11:59 PM Eastern Time by dialing 1-877-870-5176 (U.S. and Canada) or 1-858-384-5517 (International), replay PIN: 13593968.  The call will also be webcast live and will be available on the Investors section of Nature’s Sunshine Products’ website at www.naturessunshine.com for 90 days.

About Nature’s Sunshine Products

Nature’s Sunshine Products (NASDAQ: NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products through a global direct sales force of over 680,000 independent Managers, Distributors and customers in more than 40 countries.  Nature’s Sunshine manufactures most of its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. The Company has three reportable business segments that are divided based on the characteristics of their Distributor base, similarities in compensation plans, as well as the internal organization of NSP’s officers and their responsibilities (NSP Americas, Asia Pacific and Europe; NSP Russia, Central and Eastern Europe; and Synergy WorldWide). The Company also supports health and wellness for children around the world through its partnership with the Sunshine Heroes Foundation.  Additional information about the Company can be obtained at its website, www.naturessunshine.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain information included or incorporated herein by reference in this release may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to Nature’s Sunshine Products’ objectives, plans and strategies. All statements (other than statements of historical fact) that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are more fully described in this release, but include the following:

•           any negative consequences resulting from the economy, including the availability of liquidity to Nature’s Sunshine Products, its customers and its suppliers or the willingness of its customers to purchase products;

•           the Company’s relationship with, and its ability to influence the actions of, its Distributors, and other third parties with whom Nature’s Sunshine does business;

•           improper action by Nature’s Sunshine Products’ employees or Distributors;

•           negative publicity related to its products or direct selling organization;

•           changing consumer preferences and demands;

•           the Company’s reliance upon, or the loss or departure of any member of, its senior management team, which could negatively impact its Distributor relations and operating results;

•           the competitive nature of Nature’s Sunshine Products’ business;

•           regulatory matters governing the Company’s products, its direct selling program, or the direct selling market in which it operates;

•           legal challenges to the Company’s direct selling program;

•           risks associated with operating internationally and the effect of economic factors, including foreign exchange, inflation, disruptions or conflicts with its third party importers, governmental sanctions, Ukraine and Russia political conflict, pricing and currency devaluation risks, especially in countries such as Venezuela, Ukraine, Russia and Belarus;

•           uncertainties relating to the application of transfer pricing, duties, value-added taxes, and other tax regulations, and changes thereto;

•           the Company’s dependence on increased penetration of existing markets;

•           the Company’s reliance on its information technology infrastructure;

•           the sufficiency of trademarks and other intellectual property rights;

•           changes in tax laws, treaties or regulations, or their interpretation;

•           taxation relating to its Distributors;

•           product liability claims;

•           share price volatility related to, among other things, speculative trading; and

•           the full implementation of our joint venture for operations in China with Fosun Industrial Co. Ltd., as well as the legal complexities and challenges of doing business in China generally.

All forward-looking statements speak only as of the date of this release and are expressly qualified in their entirety by the cautionary statements included in this release. Except as is required by law, Nature’s Sunshine Products expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

Contact:

Stephen M. Bunker

Chief Financial Officer

Nature’s Sunshine Products, Inc.

Lehi, Utah 84043

(801) 341-7303

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$70,456	$77,247
Accounts receivable, net of allowance for doubtful accounts of $860 and $1,087, respectively	9,184	10,206
Investments available for sale	1,820	2,006
Inventories	41,406	41,910
Deferred income tax assets	5,752	5,711
Income tax receivable	5,743	6,665
Prepaid expenses and other	5,177	4,849
Total current assets	139,538	148,594

Property, plant and equipment, net	45,373	32,022
Investment securities	1,012	971
Intangible assets, net	742	853
Deferred income tax assets	13,848	9,928
Other assets	8,613	7,244
	$209,126	$199,612

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,834	$5,664
Accrued volume incentives	19,251	19,206
Accrued liabilities	30,128	34,893
Deferred revenue	4,121	4,173
Current installments of long-term debt and revolving credit facility	—	2,267
Income taxes payable	1,668	2,366
Total current liabilities	60,002	68,569

Liability related to unrecognized tax benefits	8,852	12,402
Long-term debt and revolving credit facility	—	10,000
Deferred compensation payable	1,012	971
Other liabilities	2,657	2,411
Total liabilities	72,523	94,353

Commitments and Contingencies

Shareholders’ equity:
Common stock, no par value, 50,000 shares authorized, 18,901 and 16,179 shares issued and outstanding as of September 30, 2014, and December 31, 2013, respectively	130,078	83,122
Retained earnings	16,659	36,100
Noncontrolling interests	3,974	—
Accumulated other comprehensive loss	(14,108)	(13,963)
Total shareholders’ equity	136,603	105,259
	$209,126	$199,612

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share information)

(Unaudited)

	Three Months Ended September 30,
	2014	2013

Net sales revenue	$94,876	$92,458
Cost of sales	(23,315)	(23,655)
Gross profit	71,561	68,803

Operating expenses:
Volume incentives	35,457	33,920
Selling, general and administrative	33,476	28,170
Operating income	2,628	6,713
Other income (loss), net	(1,279)	(269)
Income before provision for income taxes	1,349	6,444
Provision for income taxes	358	1,594
Net income	991	4,850
Net income (loss) attributable to noncontrolling interests	(26)	—
Net income attributable to common shareholders	$1,017	$4,850

Basic and diluted net income per common share attributable to common shareholders

Basic:
Net income attributable to common shareholders	$0.06	$0.30

Diluted:
Net income attributable to common shareholders	$0.06	$0.29

Weighted average basic common shares outstanding	17,310	16,068
Weighted average diluted common shares outstanding	17,812	16,490

Dividends declared per common share	$1.60	$1.60

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share information)

(Unaudited)

	Nine Months Ended September 30,
	2014	2013

Net sales revenue	$284,954	$282,612
Cost of sales	(69,793)	(70,730)
Gross profit	215,161	211,882

Operating expenses:
Volume incentives	106,008	103,420
Selling, general and administrative	93,539	86,996
Operating income	15,614	21,466
Other income (loss), net	(2,772)	1,543
Income before provision for income taxes	12,842	23,009
Provision (benefit) for income taxes	(1,048)	7,243
Net income	13,890	15,766
Net income (loss) attributable to noncontrolling interests	(26)	—
Net income attributable to common shareholders	$13,916	$15,766

Basic and diluted net income per common share attributable to common shareholders

Basic:
Net income attributable to common shareholders	$0.84	$0.99

Diluted:
Net income attributable to common shareholders	$0.82	$0.97

Weighted average basic common shares outstanding	16,563	15,930
Weighted average diluted common shares outstanding	17,068	16,327

Dividends declared per common share	$1.80	$1.80

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,890	$15,766
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	130	322
Impairment of Venezuela property, plant and equipment, net	2,947	—
Depreciation and amortization	3,510	3,279
Share-based compensation expense	3,034	2,599
(Gain) loss on sale of property and equipment	36	(127)
Deferred income taxes	(3,961)	52
Amortization of bond discount	3	1
Purchase of trading investment securities	(133)	(62)
Proceeds from sale of trading investment securities	125	308
Realized and unrealized gains on investments	(33)	(78)
Foreign exchange losses (gains)	2,724	(1,057)
Changes in assets and liabilities:
Accounts receivable	827	(1,781)
Inventories	181	(678)
Prepaid expenses and other current assets	455	(1,083)
Other assets	(1,478)	(97)
Accounts payable	(598)	878
Accrued volume incentives	235	2,047
Accrued liabilities	(3,989)	1,284
Deferred revenue	(52)	(491)
Income taxes payable	(803)	199
Liability related to unrecognized tax benefits	(3,550)	915
Deferred compensation payable	41	(167)
Net cash provided by operating activities	13,541	22,029
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(19,973)	(4,590)
Proceeds from sale of property, plant and equipment	7	233
Purchase of investments available for sale	(18)	(278)
Proceeds from maturity and sale of investments available for sale	247	100
Net cash used in investing activities	(19,737)	(4,535)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of cash dividends	(33,357)	(28,797)
Principal payments of long-term debt and revolving credit facility	(12,267)	(2,509)
Borrowings of long-term debt and revolving credit facility	—	10,000
Repurchase of common stock	(2,731)	(1,945)
Net proceeds from the issuance of shares to noncontrolling interests	46,216	—
Investment by noncontrolling interests	4,000	—
Proceeds from the exercise of stock options	437	4,300
Net cash provided by (used in) financing activities	2,298	(18,951)
Effect of exchange rates on cash and cash equivalents	(2,893)	(1,161)
Net decrease in cash and cash equivalents	(6,791)	(2,618)
Cash and cash equivalents at the beginning of the period	77,247	79,241
Cash and cash equivalents at the end of the period	$70,456	$76,623
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$5,996	$7,068
Cash paid for interest	155	95

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months Ended September 30,
	2014	2013

Net income	$991	$4,850
Adjustments:
Impairment of Venezuela property, plant and equipment, net	2,947	—
Depreciation and amortization	1,135	1,098
Share-based compensation expense	952	669
Other income (loss), net*	1,279	269
Provision (benefit) for income taxes	358	1,594
Adjusted EBITDA	$7,662	$8,480

	Nine Months Ended September 30,
	2014	2013

Net income	$13,890	$15,766
Adjustments:
Impairment of Venezuela property, plant and equipment, net	2,947	—
Depreciation and amortization	3,510	3,279
Share-based compensation expense	3,034	2,599
Other income (loss), net*	2,772	(1,543)
Provision (benefit) for income taxes	(1,048)	7,243
Adjusted EBITDA	$25,105	$27,344

* Other income (loss), net is primarily comprised of foreign exchange gains (losses), interest income, and interest expense.

Distributor Information

Nature’s Sunshine Products’ revenue is highly dependent upon the number and productivity of its Managers, Distributors and customers.  Growth in sales volume requires an increase in the productivity and/or growth in the total number of Managers, Distributors and customers.

Within the Company, Nature’s Sunshine Products has a number of different Distributor compensation plans and qualifications, which generate active Distributors and Managers with different sales values in its different business segments.  Within the NSP Americas, Asia Pacific and Europe and NSP Russia, Central and Eastern Europe segments, the declines in active Distributor and Managers are indicative of the declines in sales revenues.  Within Synergy WorldWide, the sales qualifications required for active Distributors and Managers varies by market according to local economic factors.  As of September 20, 2014, Nature’s Sunshine Products does not have any Managers, Distributors or customers in China. As sales grow in markets with higher qualification values and decline in those with lower qualification values, the resultant mix change influences the active Distributor and Manager counts. As a result, from time-to-time, changes in overall active Distributor and Manager counts may not be indicative of actual sales trends for the segment.

The following table provides information concerning the number of total Managers, Distributors and customers by segment, as of the dates indicated.

Total Managers, Distributors and Customers by Segment as of September 30,

	2014		2013
	Distributors & Customers	Managers	Distributors & Customers	Managers

NSP Americas, Asia Pacific & Europe	306,700	7,700	329,300	8,2500
NSP Russia, Central and Eastern Europe	246,100	4,400	257,800	5,200
Synergy WorldWide	117,600	4,000	118,500	3,200
Total	670,400	16,100	705,600	16,900

“Total Managers” includes independent Managers under the Company’s various compensation plans that have achieved and maintained specified and personal group sales volumes as of the date indicated.

“Total Distributors and customers” includes the Company’s independent Distributors and customers who have purchased products directly from the Company for resale and/or personal consumption during the previous twelve months ended as of the date indicated. This includes Manager, Distributor and customer accounts that may have become inactive since such respective dates.

The following table provides information concerning the number of active Distributors and customers by segment, as of the dates indicated.

Active Distributors and Customers by Segment as of September 30,

	2014		2013
	Distributors & Customers	Managers	Distributors & Customers	Managers

NSP Americas, Asia Pacific & Europe	141,800	7,700	153,200	8,500
NSP Russia, Central and Eastern Europe	99,500	4,400	119,400	5,200
Synergy WorldWide	58,000	4,000	52,300	3,200
Total	299,300	16,100	324,900	16,900

“Active Distributors and customers” includes the Company’s independent Distributors and customers who have purchased products directly from the Company for resale and/or personal consumption during the previous three months ended as of the date indicated.

The following tables provide information concerning the number of new Managers, Distributors and customers by segment, as of the dates indicated.

New Managers, Distributors and Customers by Segment for the Quarter ended September 30,

	2014		2013
	Distributors & Customers	Managers	Distributors & Customers	Managers

NSP Americas, Asia Pacific & Europe	33,500	800	37,600	900
NSP Russia, Central and Eastern Europe	11,100	300	21,500	300
Synergy WorldWide	20,300	800	16,900	600
Total	64,900	1,900	76,000	1,800

“New Managers” includes independent Managers under our various compensation plans that first achieved the rank of Manager during the previous three months ended as of the date indicated.

“New Distributors and Customers” include the Company’s independent Distributors and customers who have made their initial product purchase directly from Nature’s Sunshine Products for resale and/or personal consumption during the previous three months ended as of the date indicated.

New Managers, Distributors and Customers by Segment for the Twelve Months ended September 30,

	2014		2013
	Distributors & Customers	Managers	Distributors & Customers	Managers

NSP Americas, Asia Pacific & Europe	138,400	3,600	148,900	3,900
NSP Russia, Central and Eastern Europe	75,100	1,400	86,300	1,600
Synergy WorldWide	71,200	2,300	73,400	1,800
Total	284,700	7,300	308,600	7,300

“New Managers” includes independent Managers under the Company’s various compensation plans that first achieved the rank of Manager during the previous twelve months ended as of the date indicated.

“New Distributors and Customers” include the Company’s independent Distributors and customers who have made their initial product purchase directly from Nature’s Sunshine Products for resale and/or personal consumption during the previous twelve months ended as of the date indicated.